EXHIBIT 5
[FORD LETTERHEAD]
December 6, 2006
Ford Motor Company
One American Road
Dearborn, Michigan 48126
Ladies and Gentlemen:
     This will refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Ford Motor Company (the “Company”) on or about the date hereof with the United States Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) of the United States Securities Act of 1933, as amended (the “Securities Act”) (and relating to the Company’s Registration Statement on Form S-3, File No. 333-75214), with respect to the proposed sale by the Company of its debt securities (the “Debt Securities”).
     As Associate General Counsel and Secretary of the Company, I am familiar with the Restated Certificate of Incorporation and the By-Laws and with the affairs of the Company. I also have examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion.
     Based on the foregoing, it is my opinion that:
     1. The Company is duly incorporated and validly existing as a corporation under the laws of the State of Delaware.
     2. When (a) the registration requirements of the Securities Act and such state Blue Sky or securities laws as may be applicable have been complied with, (b) the form or forms of the Debt Securities and the final terms thereof have been duly approved or established in accordance with the terms of the Indenture between the Company and the Trustee pursuant to which the Debt Securities are to be issued (the “Indenture”), and (c) the Debt Securities have been duly executed, authenticated, completed, issued and delivered against payment therefor, the Debt Securities will thereupon be legally issued and binding obligations of the Company.
     3. When (i) the registration requirements of the Securities Act have been complied with, (ii) appropriate corporate action has been taken by the Company to authorize the issuance of Common Stock upon conversion of the Debt Securities, (iii) the Common Stock shall have been duly issued upon conversion of the Debt Securities in accordance with the terms of the Indenture, and (iv) if issued in physical form, certificates representing shares of Common Stock have been duly executed by the duly authorized officers of the Company in accordance with applicable law or, if issued in book entry form, an appropriate account statement evidencing shares of Common Stock credited to the purchaser’s account maintained with the Company’s transfer agent for Common Stock has been issued by said transfer agent, such Common Stock will be validly issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,
/s/ Peter Sherry, Jr.
Peter Sherry, Jr.
Associate General Counsel and Secretary